Exhibit 4.1

EXECUTIVE COMPENSATION CONTRACT (the "Agreement") dated effective as of
January 29,2013 (the "Effective Date")

BETWEEN:

ALMADEN MINERALS LTD., a British Columbia company

hereinafter the "Cornoration"
AND:
HAWK MOUNTAIN RESOURCES LTD., a British Columbia
company

hereinafter the "Management Company"

WHEREAS the Corporation is a mineral exploration and development company;

AND WHEREAS the Management Company has provided the services of Duane Poliquin
(the "Executive") who has acted, and the Management Company has agreed, on the terms set forth in this Agreement, to continue to provide the services of the Executive to continue to act, as the Executive Chairman of the Corporation;

AND WHEREAS the Corporation recognizes the valuable services that the Executive has provided and continues to provide to it and its subsidiaries and believes that it is reasonable and fair to the Corporation that the Executive receive fair treatment in the event of a Change of Control (as hereinafter defined) and the directors of the Corporation have determined that it is in the best interests of the Corporation to induce the
Management Company to provide the Executive's services, and to continue providing the
Executive's services, to the Corporation and its subsidiaries by indicating that in the event of a Change of Control the Management Company would have certain guaranteed rights with regard to the providing of the services of the Executive.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.  Term

The term of this Agreement (the "Term") shall be for 2 years commencing the
Effective Date. The Term of this Agreement shall expire at the end of the day which is the last day of the Term unless earlier terminated in accordance with the provisions of this Agreement.

2.  Renewal

The Term of this Agreement shall be extended for two additional successive terms of 24 months each (each 24 month period being referred to as an "Extended
Term"), unless written notice to terminate this Agreement is given by either party 90 days prior to the expiration of the Term or an Extended Term or unless earlier terminated in accordance with the provisions of this Agreement.

3.  Benefits

(a)           Annual Management Fee

The Management Company shall be entitled to receive from the
Corporation remuneration in an amount of $240,000 per annum ("Base
Fee"), exclusive of any bonuses, benefits or other compensation which may be payable to the Management Company or the Executive. Payment shall be made in monthly or such other increments as may be agreed upon between the parties. The Base Fee shall be subject to annual review and increase but not reduction and shall be increased as may be agreed upon between the Management Company and the Corporation. The annual reviews shall be conducted in the month preceding each anniversary of the commencement of the Term or an Extended Term.

(b)           Other Benefits:

(i)           Indemnity including defraying of Expenses in any Proceedings which the Executive or any heirs or other personal representatives of the
Executive may be joined by reason of being or having been an officer or director of the Corporation or of an affiliate of the
Corporation. "Proceedings" shall include any legal proceeding or investigative action or proceeding whether current, threatened, pending or completed. "Indemnity" shall include indemnity for any judgement, penalty or fine awarded or imposed in, and amount paid in settlement of, a Proceeding. "Expenses" shall include costs, charges and expenses, including legal and other fees;

(ii)           participation by the Executive in any health or other benefit plans that the Corporation now or hereafter may acquire and maintain that is comparable to those provided by the Corporation to other senior executives of the Corporation and the right to participate in any share option plan, compensation, share purchase plan, retirement or other similar plan offered by the Corporation from time to time to its senior executives and to the extent authorized by the board of directors of the Corporation; and

(iii)           reimbursement for all expenses reasonably incurred by the
Management Company or the Executive, including entertainment, travel and other expenses incidental to the performance by the
Executive of duties pursuant to the provisions of this Agreement subject always to the Executive or Management Company providing to the Corporation documentation authenticating such expenses as may from time to time be reasonably required by the Corporation.

4.Responsibilities and Duties

The Management Company shall provide the services of the Executive, on a non-
exclusive basis, who shall serve the Corporation and any subsidiaries of the
Corporation in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the management and operations of the
Corporation and any of its subsidiaries as may from time to time be determined by the board of directors of the Corporation (the "Board of Directors") consistent with the office of the Executive. Without limiting the generality of the foregoing, the
Executive shall hold the oftice of Executive Chairman of the Board.

The Management Company shall cause the Executive to:

(a)  devote reasonable time, attention and best efforts during normal business hours to the business and affairs of the Corporation; and

(b)  perform those duties that may reasonably be assigned to the Executive diligently, faithfully and to the best of the Executive's abilities and in the best interests of the Corporation; without limiting the generality of the foregoing, the Management Company shall cause the Executive to assume the responsibilities and duties as described in Schedule "A".

5.  Provision of Services

The Management Company shall provide the Executive's services to the
Corporation for not less than an aggregate fortv-six (46) weeks for each twelve month period during the Term or an Extended Term; provided that, if more than fortv-six (46) weeks of the Executive's services are provided to the Corporation during such a twelve month period, any portion of such excess can, at the option of the Management Company, be utilized in partial satisfaction of this requirement in a subsequent twelve month period.

6.  Confidentiality

As a condition of this Agreement, all information acquired by the Management
Company or the Executive relating to or connected with the business or corporate affairs of the Corporation shall be kept in strict confidence and shall not be disclosed to anyone other than the Board of Directors, other executive officers of the Corporation or the Corporation's professional advisors (but only on a "need to know" basis), unless required pursuant to the securities legislation governing the
Corporation or otherwise by law.

7.  Termination

This Agreement will terminate or may be terminated for any one of the following reasons:

(a)           voluntary, upon at least three (3) months prior written notice of termination by the Management Company to the Corporation; or

(b)           without Cause, as hereinafter defined in Section 9, upon at least three (3)
                months prior written notice of termination by the Corporation to the
                Management Company; or

(c)           by the Corporationfor Cause; or

(d)  upon the death or disability of the Executive, as hereinafter defined in
       Section 10; or

(e)  upon retirement by the Executive.

8.   Termination by the Management Company Voluntarily or b y the Corporation
   for Cause

If the Management Company shall voluntarily terminate the provision of the sewices of the Executive under this Agreement or if the engagement of the
Management Company hereunder is terminated by the Corporation for Cause, then all compensation and benefits as theretofore provided shall terminate immediately upon the effective date of termination and no special termination compensation will be paid.

Cause to terminate the Management Company's engagement hereunder shall mean:

(a)           the repeated and demonstrated failure by the Executive or the Management
Company to perform the Executive or the Management Company's material duties under this Agreement, after demand for substantial performance is delivered by the Corporation to the Management Company and the
Executive that specifically identifies the manner in which the Corporation believes the Executive or the Management Company has not substantially performed the Executive or the Management Company's duties under this
Agreement; or

(b)           the willful engagement by the Executive or the Management Company in misconduct which is materially injurious to the Corporation, monetarily or otherwise; or

   (c)           any other willful violation by the Executive or the Management Company of the provisions of this Agreement; or

   (d)           the Executive or the Management Company is convicted of a criminal offence involvingfraud or dishonesty.

9.  Termination by the Corporation Without Cause

If the Corporation shall terminate the Management Company's engagement under this Agreement for any reason except for Cause (as defined in paragraph 8) then, upon the effective date of termination, the Corporation shall pay the Management
Company in one lump sum an amount equal to two (2) times the Management
Company's then current Base Fee. All the benefits theretofore provided to the
Executive or the Management Company shall be continued as if the Executive was still an executive of the Corporation for a period of twelve (12) months from the date of termination.

10.  Termination b y Death or Disability

If the Executive dies or becomes disabled before the Management Company's services are otherwise terminated, the Corporation shall pay the Management
Company, an amount of compensation equal to six (6) months of the Management
Company's then current Base Fee and all the benefits theretofore provided to the
Executive or the Management Company shall be continued, for a period of six (6)
months from the date of Death or Disability as if the Executive were still an executive officer of the Corporation. If such termination is due to the Executive's
Death, payment shall be made in one lump sum to the Management Company. If such termination is due to the Executive's Disability, payment shall be made in one lump sum to the Management Company within sixty (60) days of the Executive's
Disability. The compensation provided under this paragraph shall be in addition to that payable from any insurance coverage providing compensation upon Death or
Disability.

11.  Termination Following Change in Control

(a)           For purposes of this Agreement, a Change in Control shall be deemed to have occurred if:

(i)        any person or any person and such person's associates or affiliates, as such terms are defined in the Securities Act (British Columbia) (the
"Act"), makes a tender, take-over or exchange offer, circulates a proxy to shareholders or takes other steps to effect a takeover of the control of the Corporation, whether by way of a reverse take-over, formal bid, causing the election or appointment of a majority of directors of the
Corporation or otherwise in any manner whatsoever; or

(ii)        during any period of eighteen (18) consecutive months (not including any period prior to the Effective Date), individuals who at the beginning of such period constituted the Board of Directors and any new directors, whose appointment by the Board of Directors or nomination for election by the Corporation's shareholders was approved by a vote of at least three quarters (3/4) of the Board of
Directors then still in office who either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; or

(iii)         the acquisition by any person or by any person and such person's affiliates or associates, as such t e n s are defined in the Act, and whether directly or indirectly, of common shares of the Corporation at the time held by such person and such person's affiliates and associates, totals for the first time, twenty percent (20%) or more of the outstanding common shares of the Corporation.

(b)           Notwithstanding any other provisions in this Agreement regarding termination, if any of the events described above constituting a Change in
Control shall have occurred during the Term or an Extended Term, upon the termination of the Management Company's services (unless such termination is because of the Executive's Death or Disability, by the
Corporation for Cause or by the Management Company other than for
"Good Reason", as defined below) the Management Company shall be entitled to and will receive no later than the fifteenth (15th)day following the date of termination a lump sum payment equal to three (3) times the
Management Company's then current Base Fee. In addition, all benefits then applicable to the Executive or the Management Company shall be continuedfor a period of eighteen (18) months after the date of termination.

(c)  For purposes of this Agreement, "Good Reason" shall mean, without the
      Management Company's express written consent, any of the following:

(i)        the assignment to the Executive of any duties inconsistent with the status or authority of the Executive's office, or the Executive's removal from such position, or a substantial alteration in the nature or status of the Executive's authorities or responsibilities from those in effect immediately prior to the Change in Control;

(ii)        a reduction by the Corporation of the Management Company's Base
Fee as in effect on the date hereof or as the same may have been increasedfrom time to time, or a failure by the Corporationto increase the Management Company's Base Fee as provided for herein or at a rate commensurate with that of other key executives of the
Corporation;

(iii)       the relocation of the office of the Corporation where the Executive is employed at the time of the Change in Control (the "CIC Location") to a location more than fifty (50) miles away from the CIC Location, or the Corporation's requiring the Executive to be based more than fifty
(50) miles away from the CIC Location (except for requiring travel on the Corporation's business to an extent substantially consistent with the Executive's business travel obligations prior to the Change in
Control);

(iv)         the failure by the Corporation to continue to provide the Executive or the Management Company with benefits at least as favourable as those enjoyed by the Executive or the Management Company prior to the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive the Executive or the Management Company of any material fringe benefit enjoyed by the Executive or the Management
Company at the time of the Change in Control, or the increase by the
Corporation of the number of weeks of the Executive's services required to be provided to the Corporation by the Management
Company; or

(v)        the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement or, if the business of the Corporation for which the Executive's services are principally performed is sold within two (2) years after a Change in
Control, the purchaser of such business shall fail to agree to provide the Management Company with the same or a comparable position, duties, remuneration and benefits for the Executive and the
Management Company as provided immediately prior to the Change in Control.

Following a Change in Control during the Term, or an Extended Term, the
Management Company shall be entitled to stop providing the Executive's services for Good Reason.

(d)       In the event the Management Company is entitled to a termination payment under this Agreement, then in addition to such termination payment, the
Management Company shall be entitled to employment search assistance to secure other comparable employment for the Executive for a period not to exceed one (1) year or until such comparable employment is found, whichever is the sooner, with fees for such assistance to be paid by the
Corporation.

The Management Company's right to receive the aforementioned payment and benefits is expressly contingent upon the signing of a waiver and release satisfactory to the Corporation which releases the Corporation and its affiliates from all claims and liabilities arising out of the Management Company's provision of the Executive's services and termination thereof and including confidentiality provisions, which waiver and release is satisfactory to the Corporation with the respect to form, substance and timeliness.

12.  Notice

(a)   Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and shall be delivered either by personal delivery or registered mail and addressed;

in the case of the Corporation,

Suite 750 - 1103 West Pender St.
Vancouver. B.C. V6C 2T8

and in the case of the Management Company,

1987 Acadia Road
Vancouver BC V6T1R4

(b)   Any such notice, direction or other instrument will be deemed to have been given and received, if personally delivered, on the day it was delivered, and if by registered mail, on the third business day following the date of mailing, except in the event of disruption of the postal service in which event notice will be deemed to have been received only when actually received.

13.  Governing Law

This Agreement shall be governed by the laws of the Province of British Columbia and shall be binding upon the successors and assigns of the Corporation and the
Management Company. Should there be a disagreement or a dispute between the parties hereto with respect to this Agreement or the interpretation thereof, the matter or disagreement or dispute shall be attempted to be resolved by mediation failing which, the same shall be referred to a single arbitrator pursuant to the Arbitration Act of British Columbia, and the determination of such arbitrator shall be final and binding upon the parties hereto.

14.  Independent Legal Advice

The Management Company represents and warrants to the Corporation and acknowledges and agrees on behalf of itself and on behalf of the Executive that the
Executive and the Management Company had the opportunity to seek and were not prevented or discouraged by the Corporation from seeking independent legal advice with respect to the contents herein and that the Executive and the
Management Company fully understand the terms and legal effect of this
Agreement.

15. Severability

If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16.  Only Agreement

This Agreement shall constitute the only agreement between the parties governing the engagement of the Management Company to provide the Executive's services and shall supersede any and all prior agreements that may have existed between the parties, or the parties and the Executive in respect of the subject matter hereof.

17.  Successors

This Agreement is binding upon and enures to the benefit of the Corporation and the Management Company and their respective successors. The Management
Company may not assign, pledge or encumber its interest in this Agreement or assign any of the rights or duties of the Executive or the Management Company hereunder without the prior written consent of the Corporation.

IN WITNESS WHEREOF the parties have executed this Agreement at Vancouver, British
Columbia as of the day and year first above written.

The terms of this Agreement, including, without limiting the generality of the foregoing, sections 14 and 16 hereof, are hereby acknowledged.

SCHEDULE 'A'

Executive Chairman of the Board

Reports To:

The Board of Directors ("Board")of Almaden Minerals Ltd. (the "Corporation").

Function:

Provides, together with the President and CEO, overall leadership and vision in developing, in concert with the Board, the strategic direction of the Corporation, and in developing the tactics and business plans necessary to increase shareholder value.

Oversees the overall business to ensure strategic and business plans are effectively implemented, the results are monitored and reported to the Board, and financial and operational objectives are attained.

Authorities and Responsibilities:

General Functions:

1.           Act as Chairman of all meetings of the Board (except meetings of the independent members of the Board).

          Assist the CEO in the review and implementation of all contracts and submissions.

3.           Assist the CEO in the development and implementation of concepts developed by the CEO.

4.           Supervise the Corporation's computer system including the selection and negotiation of equipment purchase or leasing of equipment, and the maintenance and operation of the Corporation's filing and technical record keeping.

5.           Assist the CEO in project management including accompanying the CEO on site visits and in data review and project planning and staff supervision and instruction on site and in the selection of contractors for performance of geophysical, drilling and metallurgical services.

6.           Assist the CEO and Investor Relations representatives of the Corporation in the preparation and dissemination of shareholder's communications including materials for investment and professional conferences and attending with the CEO at such conferences to interface with fund managers, brokers and other investment representatives.

7.          Generally assist the CEO in the performance of the duties assigned to the CEO by the Board.